Exhibit 99.1

HACKENSACK, NJ,   September 3, 2010 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the nine and three-months ended July 31, 2010. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Nine Months Ended July 31, 2010	Three Months Ended July 31, 2010
* Net Income Per Share-Basic:	$0.53	$0.20
* Dividends Per Share:	$0.90	$0.30
* FFO Per Share-Basic:	$1.11	$0.37
* FFO Payout:	81.1%	81.1%
* Average Residential Occupancy:	94.0%	94.4%
* Average Commercial Occupancy:	89.9%	89.3%

RESULTS OF OPERATIONS
Real Estate revenue for the nine months ended July 31, 2010 (“Current Nine Months”) increased 3.9% to $33,056,000 compared to $31,803,000 for the nine months ended July 31, 2009 (“Prior Nine Months”). Real Estate revenue for the three months ended July 31, 2010 (“Current Quarter”) increased 3.5% to $10,847,000 compared to $10,484,000 for the three months ended July 31, 2009 (“Prior Year’s Quarter”).

Net income attributable to common equity (“Net Income”) for the Current Nine Months was $3,678,000 ($0.53 per share basic) compared to $4,180,000 ($0.60 per share basic) for the Prior Nine Months. Net Income for the Current Quarter was $1,376,000 ($0.20 per share basic) compared to $1,574,000 ($0.23 per share basic) for the Prior Year’s Quarter. The schedule below provides a detailed analysis of the major changes that impacted Net Income for the nine and three months ended July 31, 2010 and 2009:

	Nine Months Ended July 31,			Three Months Ended July 31,
	2010	2009	Change	2010	2009	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$18,757	$17,366	$1,391	$6,058	$5,789	$269
Residential properties	14,299	14,437	(138)	4,789	4,695	94
Total real estate revenues	33,056	31,803	1,253	10,847	10,484	363

Operating expenses:
Real estate operations	14,238	13,193	1,045	4,532	4,206	326
General and administrative	1,233	1,329	(96)	392	449	(57)
Depreciation	4,556	4,407	149	1,492	1,470	22
Total operating expenses	20,027	18,929	1,098	6,416	6,125	291

Operating income	13,029	12,874	155	4,431	4,359	72

Investment income	95	170	(75)	29	40	(11)

Financing costs	(8,703)	(8,051)	(652)	(2,922)	(2,670)	(252)
Net income	4,421	4,993	(572)	1,538	1,729	(191)
Net income attributable to noncontrolling interests (formerly referred to as minority interests)	(743)	(813)	70	(162)	(155)	(7)
Net income attributable to common equity	$3,678	$4,180	$(502)	$1,376	$1,574	$(198)

Earnings per share-basic (attributable to common equity)	$0.53	$0.60	$(0.07)	$0.20	$0.23	$(0.03)

Weighted average shares outstanding	6,942	6,944		6,942	6,942

SEGMENT INFORMATION
The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income for the Current Nine Months and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Nine Months Ended				Nine Months Ended				Nine Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2010	2009	$	%	2010	2009	$	%	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Rental income	$14,041	$13,108	$933	7.1%	$14,125	$14,197	$(72)	-0.5%	$28,166	$27,305
Reimbursements	4,458	3,969	489	12.3%	-	-	-		4,458	3,969
Other	118	153	(35)	-22.9%	174	240	(66)	-27.5%	292	393
Total revenue	18,617	17,230	1,387	8.0%	14,299	14,437	(138)	-1.0%	32,916	31,667

Operating expenses	7,337	6,815	522	7.7%	6,901	6,378	523	8.2%	14,238	13,193
Net operating income	$11,280	$10,415	$865	8.3%	$7,398	$8,059	$(661)	-8.2%	18,678	18,474
Average
Occupancy %	89.9%	89.2%		0.7%	94.0%	93.0%		1.0%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					162	163
				Amortization of acquired leases					(22)	(27)
				Investment income					95	170
				General and administrative expenses					(1,233)	(1,329)
				Depreciation					(4,556)	(4,407)
				Financing costs					(8,703)	(8,051)
				Net income					4,421	4,993
				Net income attributable to noncontrolling interests					(743)	(813)
				Net income attributable to common equity					$3,678	$4,180

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2010	2009	$	%	2010	2009	$	%	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Rental income	$4,408	$4,363	$45	1.0%	$4,731	$4,637	$94	2.0%	$9,139	$9,000
Reimbursements	1,568	1,327	241	18.2%	-	-	-		1,568	1,327
Other	36	49	(13)	-26.5%	58	58	-	0.0%	94	107
Total revenue	6,012	5,739	273	4.8%	4,789	4,695	94	2.0%	10,801	10,434

Operating expenses	2,333	2,094	239	11.4%	2,199	2,112	87	4.1%	4,532	4,206
Net operating income	$3,679	$3,645	$34	0.9%	$2,590	$2,583	$7	0.3%	6,269	6,228
Average
Occupancy %	89.3%	89.8%		-0.5%	94.4%	91.8%		2.6%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					53	59
				Amortization of acquired leases					(7)	(9)
				Investment income					29	40
				General and administrative expenses					(392)	(449)
				Depreciation					(1,492)	(1,470)
				Financing costs					(2,922)	(2,670)
				Net income					1,538	1,729
				Net income attributable to noncontrolling interests					(162)	(155)
				Net income attributable to common equity					$1,376	$1,574

The Current Quarter represents the fourth consecutive quarter of increases in NOI from FREIT’s properties.

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other non-operating activity. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT
Total revenue and NOI from FREIT’s commercial segment for the Current Nine Months increased by 8.0% and 8.3%, respectively, over the Prior Nine Months. The primary reasons for the increase in total revenue and NOI for the Current Nine Months were higher base rental income, primarily at the Damascus Center, a $250,000 lease termination fee related to a tenant at the Rotunda shopping center, and a percentage rent payment of $123,000 relating to a tenant coming off of a percentage rent holiday. For the Current Quarter, total revenue and NOI increased by 4.8% and 0.9%, respectively, over the Prior Year’s Quarter, which was primarily attributable to higher base rental income, and higher reimbursable operating expenses over last year.

The U.S. economy has recovered from the recession, but at a recovery rate much slower than anticipated. Retail sales over the past year have posted slight gains, although among retailers, results have been mixed. The biggest problem in our areas of operations continues to be unemployment, renewing worries that consumers are still nervous about their jobs and reluctant to increase spending. To date, our tenant fall-out has been minor, as average occupancy (exclusive of the Damascus Center, which is undergoing a major redevelopment project) for the Current Nine Months was 94.4%, a decrease of 0.9% from last year’s comparable period, and a decrease of 1.5% for the Current Quarter to 94.1% as compared to 95.6% for the Prior Year’s Quarter. However, we may experience additional fall-out if the economic recovery slows down any further, or stalls.

On July 7, 2010, FREIT’s Board of Trustees authorized management to pursue a sale of the Westridge Square Shopping Center located in Frederick, Maryland. The decision to sell the property (acquired in 1992) was based on the Board’s desire to re-deploy the net proceeds of the sale to real estate assets in other areas of FREIT’s operations. It is the intention of the Board to structure the sale as a like-kind exchange (Code Sec.1031), in order to defer the income taxes on the expected gain. The property is not as yet being actively marketed for sale. Due to current conditions in the commercial real estate market, it is not possible for management to estimate when the sale of the property will occur.

RESIDENTIAL SEGMENT
Total revenue and NOI from FREIT’s residential segment for the Current Nine Months decreased by 1.0% and 8.2%, respectively, as compared to the Prior Nine Months. The decrease in total revenue and NOI for the Current Nine Months was primarily attributable to higher than normal unemployment in our areas of operation over the past year, which was exacerbated by losses approximating $260,000 resulting from recent storm damage costs at the Pierre Towers apartment complex, and overall higher operating costs, particularly utility costs caused by the colder winter this year. However, for the Current Quarter, total revenue and NOI increased by 2.0% and 0.3%, respectively, over the Prior Year’s Quarter. The positive operating results for the Current Quarter reflect the upward movement of occupancy and rents during the current fiscal year, as evidenced by average occupancy for the Current Nine Months and Current Quarter increasing by 1.0% and 2.6%, respectively, over last year’s comparable periods.

FUNDS FROM OPERATIONS (“FFO”):
Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Net income	$4,421	$4,993	$1,538	$1,729
Depreciation	4,556	4,407	1,492	1,470
Amortization of deferred mortgage costs	167	174	61	57
Deferred rents (Straight lining)	(162)	(163)	(53)	(59)
Amortization of acquired leases	22	27	7	9
Capital Improvements - Apartments	(254)	(143)	(134)	(36)
Distributions to noncontrolling interests	(1,022)	(820)	(330)	(257)
FFO	$7,728	$8,475	$2,581	$2,913

FFO Per Share-Basic	$1.11	$1.22	$0.37	$0.42

Weighted Average Shares Outstanding	6,942	6,944	6,942	6,942

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS
The 3rd quarter dividend of $0.30 per share is payable on September 15, 2010 to shareholders of record on September 1, 2010.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $244 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com

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